Exhibit 99.2
Aurora Announces Pricing of $420 Million Upsized Public Offering of Class A Common Stock

PITTSBURGH, PA, August 1, 2024 - Aurora Innovation, Inc. (Nasdaq: AUR) today announced the pricing of its underwritten upsized public offering of 116,666,667 shares of its Class A common stock at $3.60 per share. All of the securities are to be sold by Aurora. In addition, Aurora has granted the underwriters a 30-day option to purchase up to an additional 17,500,000 shares of its Class A common stock at the public offering price, less the underwriting discounts and commissions. Before deducting the underwriting discounts and commissions and estimated offering expenses, Aurora expects to receive gross proceeds of approximately $420 million from the public offering, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about August 2, 2024, subject to satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC, Allen & Company LLC and Morgan Stanley are acting as joint book-running managers and Evercore ISI, Canaccord Genuity, TD Cowen and Wolfe | Nomura Alliance are acting as book-runners for the offering.

Aurora filed a Registration Statement on Form S-3 which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and has filed a preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the underwritten public offering. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the underwritten public offering may also be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282-2198; Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue New York, New York 10022; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these shares of Class A common stock in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

About Aurora
Aurora (Nasdaq: AUR) is delivering the benefits of self-driving technology safely, quickly, and broadly to make transportation safer, increasingly accessible, and more reliable and efficient than ever before. The Aurora Driver is a self-driving system designed to operate multiple vehicle types, from freight-hauling trucks to ride-hailing passenger vehicles, and underpins Aurora’s driver-as-a-service products for trucking and ride-hailing.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to the timing and size of the offering. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Aurora will be able to raise capital through the sale of Class A common stock or consummate the proposed offering; and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares of Class A common stock; the satisfaction of closing conditions; and other risks. Information regarding the foregoing and additional risks are described in the Risk Factors sections of the preliminary prospectus supplement for the underwritten public offering filed with the SEC, and the documents incorporated by reference therein, including without limitation those risks and uncertainties identified in the “Risk Factors” section of Aurora’s Registration Statement on Form S-3 declared effective by the SEC on January 8, 2024, the accompanying prospectus, Aurora’s Annual Report on Form 10-K filed with the SEC on February 15, 2024, as amended by Aurora’s Form 10-K/A filed with the SEC on May 24, 2024, and other filings that Aurora makes with the SEC from time to time. All forward-looking statements reflect Aurora’s beliefs and assumptions only as of the date of this press release. Aurora undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

Contacts

Investor Relations:
Stacy Feit
ir@aurora.tech

Media:
press@aurora.tech